Exhibit 3.28

SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP

OF

TRUGREEN LIMITED PARTNERSHIP

Dated as of July 19, 2007

SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP
OF
TRUGREEN LIMITED PARTNERSHIP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of TRUGREEN LIMITED PARTNERSHIP (this “Agreement”), dated as of July 19, 2007, is adopted, executed and agreed to by and among TruGreen, Inc., a Delaware corporation, as general partner (in such capacity, the “General Partner”), TruGreen Companies L.L.C. (formerly known as TruGreen Holdings L.L.C.), a Delaware limited liability company, as limited partner (in such capacity, the “Limited Partner”), and ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership, as former limited partner (in such capacity, the “Former Limited Partner”) (the General Partner, the Limited Partner and the Former Limited Partner are collectively referred to herein as the “Partners”).

RECITALS:

WHEREAS, TruGreen Limited Partnership (formerly known as PCLC Limited Partnership) (the “Partnership”) has been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq., (“Act”) pursuant to the Certificate of Limited Partnership of PCLC Company Limited Partnership, dated October 29, 1990, as filed in the office of the Secretary of State on October 31, 1990, as amended by the Certificate of Amendment to Certificate of Limited Partnership of PCLC Company Limited Partnership, changing its name to TruGreen Limited Partnership, dated April 13, 1992, as filed in the office of the Secretary of State on April 20, 1992, as further amended by the Certificate of Amendment to Certificate of Limited Partnership of the Partnership, dated June 29, 1993, as filed in the office of the Secretary of State on June 30, 1993, and as further amended by the Certificate of Amendment to Certificate of Limited Partnership of the Partnership, dated June 9, 1998, as filed in the office of the Secretary of State on August 5, 1998 (as so amended, the “Certificate”), and pursuant to the Agreement of Limited Partnership of PCLC Company Limited Partnership, dated October 31, 1990, between PCLC, Inc., as general partner, and ServiceMaster Consumer Services Limited Partnership, as limited partner, as amended and restated by the Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 20, 1992, among TruGreen, Inc., as general partner, the Class A Limited Partners (as defined therein), and ServiceMaster Consumer Services Limited Partnership, as the Class B Limited Partner (as defined therein), as further amended by Amendment No. 1 thereto, dated August 5, 1998, among TruGreen, Inc., as general partner, ServiceMaster Consumer Services Limited Partnership, as limited partner, and TSSGP Limited Partnership, as withdrawing partner, as further amended by Amendment No. 2 thereto, dated August 5, 1998, between TruGreen, Inc., as general partner, and ServiceMaster Consumer Services Limited Partnership, as limited partner, and as further amended by Amendment No. 3 thereto, dated January 1, 2001, between ServiceMaster Consumer Services Limited Partnership, as withdrawing limited partner, and the Partnership (as so amended, the “Agreement”); and

WHEREAS, the Partners desire to further amend and restate the limited partnership agreement of the Partnership in its entirety for the purpose of, among other things, setting forth the rights and obligations of the Partners thereunder, in accordance with the following terms and conditions:

AGREEMENT:

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth and intending to be legally bound, the parties hereto hereby enter into this Agreement pursuant to the provisions and upon the terms and conditions herein contained, and hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01                           Definitions.  As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101 et. seq., as amended from time to time.

“Agreement” has the meaning given that term in the introductory paragraph.

“Capital Contribution” means any contribution by a Partner to the capital of the Partnership.

“Certificate” has the meaning given that term in the first Recital hereto.

“General Partner” has the meaning given that term in the preamble hereto.

“Limited Partner” has the meaning given that term in the preamble hereto.

“Partner” means the General Partner or the Limited Partner.

“Partnership” means TruGreen Limited Partnership, a Delaware limited partnership.

“Partnership Interest” means the percentage ownership interest of a Partner in the Partnership.  The initial Partnership Interest of the General Partner is one percent (1.0%), and the initial Partnership Interest of the Limited Partner is ninety-nine percent (99.0%).

“Person” has the meaning given that term in § 17-101 of the Act.

“Successor” has the meaning given that term in Section 5.02.

Other terms defined herein have the meanings so given them.

1.02                           Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement.  Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this

Agreement.  The word include (and any variation) is used in an illustrative sense rather than a limited sense.  The word day means a calendar day.

ARTICLE II
ORGANIZATION

2.01                           Formation.  The Partners hereby continue the Partnership as a limited partnership pursuant to the provisions of the Act.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.  The Partnership interest of any Partner shall be personal property for all purposes.

2.02                           Name.  The name of the Partnership is “TruGreen Limited Partnership” and all Partnership business must be conducted in that name or such other names that comply with applicable law as the General Partner may select from time to time.

2.03                           Registered Office; Registered Agent; Principal Office in the United States; Other Offices.  The registered office of the Partnership required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law.  The registered agent of the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law.  The principal office of the Partnership in the United States shall be at such place as the General Partner may designate from time to time, which need not be in the State of Delaware.  The Partnership may have such other offices as the General Partner may designate from time to time.

2.04                           Purpose.  The business and purpose of the Partnership is to engage in such activities as the General Partner shall deem appropriate, to the extent such activities may be carried on under applicable law and are not prohibited by the terms and provisions of this Agreement or the Act.

2.05                           Powers.  The Partnership has all of the powers necessary or convenient to achieve its purposes and to further its business.

2.06                           Legal Title.  Legal title to the assets of the Partnership will be taken and at all times held in the name of the Partnership.

2.07                           Qualifications.  The General Partner may take any and all actions deemed reasonably necessary by the General Partner to qualify the Partnership in foreign jurisdictions.

2.08                           Mergers and Exchange.  With the consent of the Partners, the Partnership may be a party to (a) a merger or (b) an exchange or acquisition of the type described in § 17-211 of the Act.

2.09                           Liability to Third Parties.  The Limited Partner shall not be liable for the debts, obligations or liabilities of the Partnership, including under a judgment decree or order of a court.

2.10                           Withdrawal of the Limited Partner.  The Limited Partner may withdraw from the Partnership prior to the dissolution and winding up of the Partnership.

2.11                           Transfer or Pledge by a Partner.  A Partner may transfer or pledge its Partnership Interest without restriction.  The pledge or hypothecation of, or the granting of any security interest or other lien or encumbrance against, all or part of a Partner’s interest in the Partnership by the Partner will not cause the withdrawal of the Partner from the Partnership.

2.12                           Confirmations.  The Partners hereby confirm that (a) the Former Limited Partner withdrew from the Partnership effective January 1, 2001, (b) the Limited Partner was admitted to the Partnership as the sole limited partner of the Partnership effective January 1, 2002, (c) the General Partner and the Limited Partner continued the business of the Partnership without dissolution, and (d) the Limited Partner agreed to be bound by the terms of the Agreement, and hereby expressly agrees to be bound by the terms of the Agreement, as amended by this Amendment.

ARTICLE III
CAPITAL CONTRIBUTIONS

3.01                           Initial and Additional Contributions.  No Partner shall be required to make any initial or additional contributions to the capital of the Partnership unless agreed to in writing by both Partners.  Any agreement between the Partners for additional capital contributions to the Partnership shall create rights and obligations only between the Partnership and the Partners, and shall not create any rights in any third party.

3.02                           No Withdrawal of Contributions.  A Partner shall not be entitled to withdraw any part of such Partner’s capital account or to receive any distribution from the Partnership, except as specifically provided in this Agreement.  There shall be no obligation to return to any Partner any part of such Partner’s capital contributions to the Partnership until such time as the Partnership is dissolved and terminated.

3.03                           Advances by a Partner.  If the Partnership does not have sufficient cash to pay its obligations, a Partner may advance all or part of the needed funds to or on behalf of the Partnership.  An advance described in this Section constitutes a loan from the Partner to the Partnership, bears interest at a rate determined by the General Partner from the date of the advance until the date of payment, and is not a Capital Contribution.

ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS

4.01                           Allocations.  All items of income, gain, loss, deduction, and credit of the Partnership shall be allocated to the Partners pro rata in accordance with their Partnership Interests.

4.02                           Distributions.  Subject to the limitations of § 17-607 of the Act and after the establishment of any reasonable reserve which the General Partner in good faith deems necessary for any contingent liabilities or obligations of the Partnership, all cash receipts of the Partnership, less the payment of expenses and the then due liabilities of the Partnership, shall be paid to the Partners pro rata in accordance with their Partnership Interests.  From time to time the General Partner also may cause assets of the Partnership other than cash to be distributed to the Partners, which distribution may be made subject to existing liabilities and obligations.

ARTICLE V
MANAGEMENT

5.01                           Management.  Subject to the provisions of this Agreement, the General Partner shall have exclusive authority to act on behalf of the Partnership.  Subject to the provisions of this Agreement, the General Partner shall have the authority to manage the business and affairs of the Partnership.  The Limited Partner shall have no authority to participate in the management or act on behalf of or bind the Partnership.

5.02                           Removal of General Partner.  The Limited Partner may remove the General Partner at any time, with or without cause, upon delivery to the General Partner at the principal office of the Partnership of written notice of such removal.  The Limited Partner shall have the right to appoint a successor General Partner (“Successor”).  Such removal shall be effective, and the Successor shall become the General Partner, immediately after the execution and delivery by the Successor of a written acknowledgment of the provisions hereunder and consent to the appointment as Successor, in a form substantially satisfactory to the Limited Partner.  The right of the Limited Partner to remove the General Partner and appoint a Successor shall not exist or be exercised if such removal and appointment will result in the loss of limited liability of any Limited Partner or partnership status of the Partnership under any state or federal law, rule or regulation.

5.03                           Compensation.  The General Partner shall not receive any compensation for its duties as General Partner.

5.04                           No Voting Rights of Limited Partner.  Except as specifically set forth in this Agreement or required by applicable law, the Limited Partner shall not have any voting, approval or consent rights.

5.05                           Action by Written Consent.  Whenever the approval or consent of the Limited Partner is required or permitted hereunder, such approval or consent shall take the form of a written consent executed by a duly authorized representative of the Limited Partner.

ARTICLE VI
TAXES AND BOOKS

6.01                           Elections.  The General Partner is hereby authorized and directed to make such elections on behalf of the Partnership as it determines.

6.02                           Tax Returns.  The General Partner shall cause to be prepared and filed all necessary tax returns for the Partnership.

6.03                           Maintenance of Books and Records.  The Partnership shall keep accurate books and records relating to the assets of the Partnership in accordance with generally accepted accounting principles.  The calendar year shall be the accounting year of the Partnership.  The Limited Partner shall be permitted access to all books and records of the Partnership at the principal office of the Partnership during business hours.

ARTICLE VII
DISSOLUTION, LIQUIDATION AND TERMINATION

7.01                           Dissolution.  The Partnership shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a)                                  The written consent of the Partners;

(b)                                 The occurrence of an event of withdrawal of the General Partner, without the subsequent appointment of a Successor, which Successor is hereby authorized to continue the business of the Partnership; or

(c)                                  Entry of a decree of judicial dissolution of the Partnership under § 17-802 of the Act.

Upon an event of withdrawal of the General Partner described in Section 7.01(b), the Partnership thereafter shall be dissolved and liquidated; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of the General Partner described in this paragraph if within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional General Partners of the Partnership.

The death, retirement, resignation, expulsion, bankruptcy or dissolution of the Limited Partner or the occurrence of any other event that terminates the continued existence of the Limited Partner shall not in and of itself cause the Partnership to be dissolved or its affairs to be wound up.

7.02                           Liquidation and Termination.  On dissolution of the Partnership, the General Partner shall act as liquidating trustee or the Limited Partner may appoint one or more other Persons to act as liquidating trustee.  The liquidating trustee shall proceed diligently to wind up the affairs of the Partnership in accordance with § 17-803 of the Act and make final distributions to the Partners pro rata in accordance with their Partnership Interests.  The costs of liquidation shall be borne as a Partnership expense.  Until final distribution, the liquidating trustee shall continue to operate the Partnership assets with all of the power and authority of the General Partner.

7.03                           Deficit Capital Accounts.  Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, a Partner shall not be responsible for any deficit in any capital account attributed to such Partner, and upon dissolution of the Partnership any such deficit shall not be an asset of the Partnership and the

Partner shall not be obligated to contribute such amount to the Partnership to bring the balance of the Partner’s capital account to zero.

7.04                           Termination.  On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated, and the General Partner (or such other Person or Persons as the Act may require or permit) shall take such actions as may be necessary to terminate the Partnership.

ARTICLE VIII
GENERAL PROVISIONS

8.01                           Entire Agreement; Supersedure.  This Agreement constitutes the entire agreement of the Partners relating to the Partnership and supersedes all prior contracts or agreements with respect to the internal governance of the Partnership, whether oral or written.

8.02                           Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

8.03                           Amendment or Modification.  This Agreement may be amended or modified from time to time only by a written instrument adopted by the Partners.

8.04                           Binding Effect.  This Agreement is binding on, and inures to the benefit of, the Partners and their heirs, legal representatives, successors, and assigns.

8.05                           Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

8.06                           Headings.  Article and Section titles have been inserted for convenience of reference only, and they are not intended to affect the meaning or interpretation of this Agreement.

8.07                           Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Certificate or (b) any mandatory provision of the Act, the applicable provision of this Agreement shall control except to the extent required by the Act.

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IN WITNESS WHEREOF, the Partners have executed this Second Amended and Restated Agreement of Limited Partnership as of the date first set forth above.

GENERAL PARTNER:

TRUGREEN, INC., a Delaware corporation

By:	/s/ Eric Zarnikow
Name: Eric Zarnikow
Title: Assistant Treasurer

LIMITED PARTNER:

TRUGREEN COMPANIES, L.L.C., a Delaware limited liability company

By:	ServiceMaster Consumer Services, Inc.,
a Delaware corporation,
its General Partner

By:	/s/ Eric Zarnikow
Name: Eric Zarnikow
Title: Treasurer

FORMER LIMITED PARTNER:

SERVICEMASTER CONSUMER SERVICES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	ServiceMaster Consumer Services,
a Delaware corporation,
its General Partner

By:	/s/ Eric Zarnikow
Name: Eric Zarnikow
Title: Treasurer